As filed with the Securities and Exchange Commission on November 16, 2006.
Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW RIVER PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its charter)

Virginia	54-1816479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

New River Pharmaceuticals Inc.
1881 Grove Avenue
Radford, Virginia 24141
(540) 633-7978
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randal J. Kirk
Chairman of the Board, President and Chief Executive Officer
New River Pharmaceuticals Inc.
1881 Grove Avenue
Radford, Virginia 24141
(540) 633-7978
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

David M. Carter, Esq.
David I. Meyers, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, VA 23219
(804) 697-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price (1)		Amount of Registration Fee
3.5% Convertible Subordinated Notes due 2013	$137,750,000		$137,750,000		$14,740
Common Stock, par value $0.001 per share	4,005,816	(2)	N/A	(3)	N/A	(3)
Total					$14,740
(1)	Calculated pursuant to Rule 457(o) under the Securities Act.
(2)
Includes 4,005,816 shares of common stock initially issuable upon conversion of the notes and an indeterminate number of additional shares of common stock pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transaction.

(3)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of common stock issuable upon conversion of the notes.

PROSPECTUS

$137, 750,000 Principle Amount of
3.5% Convertible Subordinated Notes Due 2013
and the Shares of Common Stock Issuable Upon Conversion of the Notes

We issued the notes in a private placement in July 2006. The selling securityholders identified in this prospectus will use this prospectus to resell their notes and the common stock issuable upon conversion of their notes as described in “Plan of Distribution” beginning on page 55 of this prospectus. We will not receive any proceeds from this offering.

The notes bear interest at the rate of 3.5% per year. Interest is payable in cash semiannually in arrears on February 1 and August 1 of each year, beginning February 1, 2007. The notes will mature on August 1, 2013. The notes are our subordinated unsecured obligations and will rank junior in right of payment to all of our existing and future senior debt. The notes are effectively subordinated to the indebtedness and other liabilities of our existing subsidiary or any future subsidiaries.

You may convert the notes into shares of our common stock based on a conversion rate of 29.0803 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $34.39 per share), subject to adjustment, only under the following circumstances: (1) during any calendar quarter beginning after October 1, 2006 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change occurs or (4) during the period from, and including July 1, 2013 to, but excluding, the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes you will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining conversion value. If you elect to convert your notes in connection with a fundamental change, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such notes. See “Description of the Notes — Conversion Rights” beginning on page 33 of this prospectus.

If we experience a fundamental change, rather than converting your notes, you may require us to purchase for cash all or a portion of your notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the fundamental change purchase date.

Our common stock is quoted on the Nasdaq Global Market under the symbol “NRPH.” On November 15, 2006, the last quoted sale price of our common stock was $49.95 per share.

Investing in the notes and our common stock into which the notes are convertible involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2006.
_______________________________

i

PROSPECTUS SUMMARY

This summary represents highlights of information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes and the common stock issuable upon conversion of the notes. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to those financial statements, which are incorporated by reference, and other information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise specified or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and “our company” refer to New River Pharmaceuticals Inc.

New River Pharmaceuticals Inc.

We are a specialty pharmaceutical company developing generational improvements of widely prescribed drugs in large and growing markets. Utilizing our proprietary Carrierwave technology, we are developing new molecular entities that are derivatives of public domain actives and attempt to address certain deficiencies associated with currently marketed drugs. The products in our pipeline that are the most advanced in their development are NRP104 and NRP290, which are conditionally bioreversible derivatives (CBDs) of d-amphetamine and hydrocodone, respectively, that are designed to provide overdose protection, less potential for abuse and less potential for addiction while affording comparable efficacy.

All of our drug candidates developed to date using our proprietary Carrierwave technology are small molecules designed for oral delivery. Each consists of an active pharmaceutical ingredient, like amphetamine or an opioid, attached to an adjuvant. Our adjuvants are comprised of various substances such as peptides, amino acids, lipids and nucleic acids. We refer to our products as CBDs because (i) they are derivatives of underlying active agents, (ii) our preclinical and clinical tests to date indicate that it would be impractical to use them except when taken as directed, and (iii) our preclinical tests to date indicate that at doses above the therapeutic window there is dose attenuation. As such, we believe that our CBDs are eligible for composition of matter patent claims, despite the fact that the actives on which the CBDs are based are known. We believe that the breakdown of the active from the adjuvant occurs at specifically targeted sites of enzymatic activity in the body. In the case of our current Carrierwave compounds, the site of enzymatic activity is primarily in the gastrointestinal tract. At the target site, enzymes hydrolyze or cleave the adjuvant from the active pharmaceutical ingredient, releasing the active pharmaceutical ingredient into circulation. Consequently, we believe that our technology may reduce the extent of abuse and prevent overdosing.

Our Most Advanced Product Candidates

NRP104. NRP104 (lisdexamfetamine dimesylate), our most advanced compound, is a CBD of d-amphetamine, a stimulant widely used to treat attention deficit hyperactivity disorder (ADHD). NRP104 is a new chemical entity in which d-amphetamine is covalently linked to l-lysine, a naturally occurring amino acid. Studies indicate that NRP104 remains inactive until converted in the body and the active, d-amphetamine, is gradually released. We developed NRP104 as a once-a-day medication to provide efficacy throughout the day up to 6 p.m. ADHD is a well-studied childhood psychiatric disorder that has been recently recognized in adults as well. ADHD interferes with an individual’s ability to regulate activity level and behavior and to sustain focus on tasks in developmentally appropriate ways.

In May 2006, we initiated a pivotal phase 3 clinical trial for NRP104 for the treatment of ADHD in adult populations. On September 12, 2006 we announced that the enrollment numbers have been met for the NRP104.303 study, which will examine the safety and efficacy of NRP104 as a treatment for ADHD in adult populations (ages 18-52). We anticipate filing a supplemental NDA on three doses of NRP104 (30mg, 50mg, and 70mg) for the treatment of ADHD in adult populations in the second quarter of 2007.

On September 12, 2006, we announced that the desired safety and efficacy endpoints were met in our NRP104.302 study, a long-term, open-label and single-arm study of NRP104 in doses of 30mg, 50mg or 70mg per day in pediatric patients diagnosed with ADHD. A total of 293 patients with ADHD were enrolled in this multi-center trial, the results of which were submitted to the FDA.

On October 6, 2006, we received an approvable letter from the FDA for 30mg, 50mg and 70mg capsules of NRP104, for the treatment of ADHD in children aged 6 - 12. According to the FDA, marketing approval of NRP104 is contingent upon final scheduling by the U.S. Drug Enforcement Administration (DEA). The FDA did not request any additional studies as a condition for approval of NRP104. The approvable letter indicates that the Controlled Substance Staff of the FDA has initially recommended that NRP104 be placed in Schedule II of the Controlled Substance Act (CSA). Under the CSA, the scheduling recommendation of the FDA and of its parent agency, the Department of Human and Health Services (DHHS), is required to be transmitted to the DEA, which initiates and ultimately completes the formal scheduling process under the CSA, including publication of a proposed and final scheduling action in the Federal Register.

On October 24, 2006, we submitted our responses to the FDA to address questions and clarifications raised by the FDA in the approvable letter. Pending final labeling discussions and a scheduling assignment from the DEA, we are preparing for a product launch in the second quarter of 2007.

On January 31, 2005, we entered into a collaboration agreement with Shire Pharmaceuticals Group plc (Shire) relating to the global commercialization of NRP104 for treatment of ADHD and other potential indications. On March 31, 2005, we and Shire split this agreement into two agreements by entering into a United States Collaboration Agreement and a rest of world (ROW) Territory License Agreement to replace the initial collaboration agreement. Shire paid us an upfront fee of $50 million on February 11, 2005 and a milestone payment of $50 million on February 6, 2006 as a result of the FDA’s acceptance of our new drug application (NDA) filing for NRP104. Of the $100 million received to date, up to $50 million remains refundable in the event that regulatory approval for NRP104 is not obtained by certain dates as follows: $25 million on December 31, 2007; an additional $12.5 million on December 31, 2008; and the remaining $12.5 million on December 31, 2009.

The collaboration agreement also provides for additional payments to us in the event that certain milestones are achieved. These potential payments include an amount of up to $300 million following the first commercial sale of the product, depending on the characteristics of the FDA approved product labeling, and $100 million upon achieving a significant sales target. The maximum amount of upfront and milestone payments under the terms of the collaboration is $505 million. In addition to the upfront and milestone payments, the collaboration provides for profit sharing on any future U.S. product sales when and if the product is approved by the FDA. In the event that NRP104 is approved with a Schedule III, IV or V classification or is unscheduled, which we refer to as “favorable scheduling, we and Shire will divide operating profits as follows: we will receive 25% of profits for the first two years following launch, and we and Shire will share the profits equally thereafter. However, in the event that NRP104 receives a final Schedule II classification, the collaboration agreement allows for an alternative profit-sharing scheme. Under this scenario, our share of U.S. product profits for the first two years will be at least 25%, though it may increase to a value determined by a preset formula. After the first two years, it will be at least 50%, though it may increase to a value determined by a preset formula. For product sales in the rest of the world, Shire will pay us a royalty.

On July 25, 2006, we announced the exercise of our right to co-promote NRP104 in the United States (including its territories and possessions) pursuant to our collaboration agreements with Shire. Our co-promotion activities will commence in six months or upon the commercial launch of NRP104, whichever occurs later. In exercising our option to co-promote NRP104, we committed to co-promote the product for at least 24 months and to provide 25% of the total details for the product during the 24-month period.

NRP290. NRP290, our second most advanced compound, is a CBD of hydrocodone, an opioid widely used in combination with other non-opioid analgesics to treat acute pain. On June 28, 2005, we announced the submission of an investigational new drug application (IND) to the FDA for NRP290. The IND became effective for studies of NRP290 in July 2005. Acute pain usually lasts for a short time, typically not more than a month. Treatment for acute pain may consist of non-opioid analgesics and non-steroidal anti-inflammatory drugs. In more severe cases of acute pain, opioids, such as Lortab, Vicodin and Vicoprofen and Demerol, are commonly prescribed. While opioids are the most effective drugs available for treating pain, concerns about their potential for abuse and addiction have resulted in most opioids being classified as Schedule II (e.g., oxycodone, hydrocodone, codeine) or Schedule III (e.g., oxycodone and hydrocodone combination products) drugs by the Drug Enforcement Administration (DEA), making their use subject to more stringent restrictions and controls than more favorably scheduled and unscheduled drugs. Repeated administration of opioids, including hydrocodone, can create physical and psychological dependence as well as increased tolerance, and opioids generally carry the potential for abuse and overdose. Overdose can result in respiratory depression, coma, hypotension, cardiac arrest and death. Current formulations of some opiate drugs are often abused as crushing or solubilizing creates a rapidly available, large dose of active substance that can be ingested, inhaled or injected. We have completed two pharmacokinetic clinical studies for NRP290, the results of which showed comparable bioavailability and the absence of intact NRP290 conjugates in the bloodstream. On October 13, 2006, we met with the FDA for our End of Phase II Meeting with respect to NRP290 and obtained the FDA’s input with respect to the clinical and non clinical studies required to support the filing of the NDA application on NRP290.

NRP409. Under our NRP409 program, our Carrierwave triiodothyronine (T3) hormone is being developed as a replacement or supplemental therapy in patients with primary hypothyroidism and other indications. We believe that by reducing the variability of the hormone’s availability, while reducing the safety risk associated with other T3 based therapies, NRP409 may mark the first significant improvement in thyroid hormone replacement therapy (HRT) in approximately half a century. We filed an IND for NRP409 on June 29, 2006. We anticipate commencing clinical studies on NRP409 in the first quarter of 2007. We anticipate that NRP409 should warrant a relatively abbreviated development pathway and hope to file an NDA by the end of 2007. While the U.S. market for thyroid HRTs is significant, the field of endocrinology is concentrated enough that we expect to be able to commercialize and market NRP409 without a partner.

Other Areas of Research

We are exploring other areas where our Carrierwave technology may impart important clinical benefits. We believe that there are opportunities to apply our Carrierwave technology to certain central nervous system drugs, such as antipsychotics and antidepressants, as well as to antivirals, among others. These other areas of research are in the early phases of investigation and have not yet entered preclinical studies.

Recent Developments

Hedging Transactions In Connection With Sale Of Notes

In connection with the sale of the notes, on July 25, 2006, we entered into a prepaid forward purchase contract, which we refer to in this prospectus as the forward purchase contract, with an affiliate of Merrill Lynch & Co., which we refer to in this prospectus as the Dealer. Pursuant to the forward purchase contract and through one or more block-trades with affiliates of the Dealer, we repurchased contemporaneously with the sale of the notes, an aggregate of $41,000,000 of our common stock from the dealer (representing 1,490,367 shares) at $27.51 per share, the last quoted sale price of our common stock on July 19, 2006.

In connection with the sale of the notes, we also entered into convertible note hedge transactions with respect to our common stock with the Dealer. We refer to these transactions in this prospectus as the Purchased Call Options. The Purchased Call Options cover, subject to customary anti-dilution adjustments, 4,005,816 shares of our common stock at strike prices which correspond to the initial conversion prices of the notes. We used $43,529,000 of the proceeds from the sale of the notes to purchase the Purchased Call Options. The Purchased Call Options are expected to offset the potential dilution upon conversion of the notes in the event that the market value per share of our common stock at the time of exercise is greater than the strike price of the Purchased Call Options.

We also entered into separate warrant transactions whereby we sold to the Dealer warrants to acquire 4,005,816 shares of Common Stock, subject to customary anti-dilution adjustments, which we refer to in this prospectus as the Sold Warrants. We offered and sold the Sold Warrants to the Dealer in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the Securities Act). Sold Warrants will be exercisable following maturity of the notes and have a strike price of $41.27 and expire in October and November 2013. We received aggregate proceeds of $29,478,500 from the sale of the Sold Warrants.

If the market value per share of our common stock at the time of conversion of the notes is above the strike price of the applicable Purchased Call Options, the Purchased Call Options entitle us to receive from the Dealer net shares of our common stock, cash or a combination of shares of our common stock and cash, depending on the consideration paid on the underlying notes, based on the excess of the then current market price of our common stock over the strike price of the Purchased Call Options. Additionally, if the market price of our common stock at the time of exercise of the applicable Sold Warrants exceeds the strike price of the Sold Warrants, we will owe the Dealer net shares of our common stock or cash, not offset by the Purchased Call Options, in an amount based on the excess of the then current market price of our common stock over the strike price of the applicable Sold Warrants. These transactions will generally have the effect of increasing the conversion price of the notes to $41.27 per share of our common stock, representing an approximate 50% premium based on the last reported bid price of $27.51 per share of our common stock on July 19, 2006.

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As of November 13, 2006, we had 36 full-time employees, seven of whom were employed at our headquarters in Radford, Virginia and 27 of whom were employed at our research facility located in the Virginia Tech Corporate Research Center in Blacksburg, Virginia. We are incorporated in Virginia. Our headquarters are located at 1881 Grove Avenue, Radford, Virginia 24141 and our telephone number is (540) 633-7978.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus.

Notes Offered	$137,750,000 aggregate principal amount of 3.5% Convertible Subordinated Notes due 2013.

Maturity Date	August 1, 2013.

Interest and Payment Dates	3.5% per year, payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning February 1, 2007.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the final maturity date based on the applicable conversion rate only under the following circumstances:

•  during any calendar quarter beginning after October 1, 2006 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

•  during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes;

• if specified distributions to holders of our common stock occur;

• if a fundamental change occurs; or

• during the one month period from, and including, July 1, 2013 to, but excluding, the maturity date.

The initial conversion rate is 29.0803 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $34.39 per share of common stock.

Upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds $1,000 on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. In no event will the aggregate number of remaining shares of common stock to be issued upon conversion of any note exceed the aggregate share cap of 36.3504 shares per $1,000 principal amount of notes, subject to adjustment. See “Description of the Notes — Conversion Rights.”

Purchase at Holders’ Option Upon Fundamental Change
If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes — Purchase at Holders’ Option Upon Fundamental Change.’’

Make Whole Premium Upon Fundamental Change
If a fundamental change as described below under “Description of the Notes — Purchase at Holders’ Option Upon Fundamental Change” occurs, we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with a fundamental change by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of the Notes — Make Whole Premium Upon Fundamental Change.”

Ranking
The notes are our direct, unsecured, subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness. The notes are effectively junior to our existing subsidiary or any future subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.

As of October 1, 2006, after giving effect to the initial offering of these notes, we have $137,783,000 of indebtedness outstanding and no senior indebtedness. As of October 1, 2006, we had no secured indebtedness outstanding and our only subsidiary had no indebtedness outstanding.

The terms of the indenture under which the notes have been issued do not limit our ability or the ability of our existing subsidiary or any future subsidiaries to incur additional debt, including senior debt.

Use of Proceeds	We will not receive any proceeds from the selling securityholders’ sale of the notes or shares of our common stock issuable upon conversion of the notes. See “Use of Proceeds.”

Form and Denomination	The notes are issuable in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading
The notes are not listed on any securities exchange or included in any automated quotation system. However, the notes issued in the initial placement and shares of our common stock issuable upon conversion of the notes are eligible for trading on the Private Offering, Resales and Trading through Automated Linkages Market, commonly referred to as the Portal Market. Notes and shares of our common stock issued upon conversion of the notes sold using this prospectus, however, will no longer be eligible for trading in the Portal Market. We do not intend to list the notes on any other national securities exchange or automated quotation system.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq Global Market under the symbol “NRPH.”

Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes and the common stock issuable upon conversion of the notes.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling securityholders may sell, from time to time, the 3.5% Convertible Subordinated Notes due 2013 that we issued on July 25, 2006, which we refer to as the notes, as well as the shares of common stock issuable upon conversion of the notes.

For further information about our business and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time any selling securityholder sell securities, such selling securityholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplements, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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Carrierwave™ is a trademark of our company. This prospectus also contains trademarks, trade names and service marks of other companies, including Adderall®, Anexsia®, Avinza®, Concerta®, Cylert®, Demerol®, Dextrostat®, Dexedrine®, Duragesic®, Endocet®, Hydrocet®, Lortab®, MS Contin®, Norco®, OxyContin®, Ritalin®, Strattera®, Vicodin® and Vicoprofen®, which are the property of their respective owners.

Market data and industry statistics used throughout this prospectus and the documents incorporated by reference in this prospectus are based on independent industry publications and other publicly available information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated by reference in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 8 of this prospectus. Accordingly, investors should not place undue reliance on this information.

RISK FACTORS

Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our notes and our common stock could decline.

Risks Related to the Business

We have a history of operating losses and may incur additional substantial losses in 2006. We may never achieve profitability.

Since the end of 1997, we incurred losses in each year of our operations, and we may continue to incur operating losses in 2006. These operating losses have adversely affected and may continue to adversely affect our working capital, total assets and shareholders’ equity.

The process of developing our products requires significant clinical, development and laboratory testing and clinical trials. In addition, commercialization of our product candidates will require that we obtain necessary regulatory approvals and establish sales, marketing and manufacturing capabilities, either through internal hiring or through contractual relationships with others. We may incur substantial losses in 2006 as a result of anticipated increases in our research and development costs, including costs associated with conducting preclinical testing and clinical trials, regulatory compliance activities and developing our sales and marketing capabilities. We incurred operating losses of approximately $31.8 million for the fiscal year ended January 1, 2006, approximately $16.3 million for the fiscal year ended January 2, 2005 and approximately $4.8 million for the fiscal year ended December 28, 2003. We had an operating loss of approximately $12.4 million for the nine months ended October 1, 2006, and we expect to incur additional operating losses at least until receipt of regulatory approval for NRP104. As of January 1, 2006 and October 1, 2006, we had an accumulated deficit of approximately $69.8 million and $80.0 million, respectively.

Our ability to generate revenues and achieve profitability will depend on numerous factors, including success in:

•	developing and testing product candidates;

•	receiving regulatory approvals;

•	commercializing our products; and

•	establishing a favorable competitive position.

Many of these factors will depend on circumstances beyond our control. We cannot assure you that we will ever have a product approved by the FDA, that we will bring any product to market or, if we are successful in doing so, that we will ever become profitable.

Our product candidates are based on a technology that could ultimately prove ineffective or unsafe.

Our product candidates are created using our proprietary Carrierwave technology. Our test results to date are limited to clinical studies in humans and preclinical studies in animals with respect to NRP104 and NRP290 and laboratory tests and preclinical trial in animals with respect to other product candidates. We have not fully characterized the mechanism of absorption of our CBDs. Ultimately, our research and preclinical findings, which currently indicate that our Carrierwave technology possesses beneficial properties, may prove to be incorrect, in which case the product candidates created using our Carrierwave technology may not differ substantially from competing drugs and may in fact be inferior to them. If these products are substantially identical or inferior to drugs already available, the market for our Carrierwave drugs would be reduced or eliminated.

Based on our preclinical and clinical studies to date, we believe our lead product candidates are safe and have no known side effects other than those associated generally with therapeutic amounts of amphetamine and opioids. However, we may not be able to prove that our product candidates are safe. No assessment of the efficacy, safety or side effects of a product candidate can be considered complete until all clinical trials needed to support a submission for marketing approval are complete. Other than NRP104, for which we have submitted an NDA, our product candidates will require additional laboratory, animal and human testing. Success in earlier clinical and preclinical trials does not mean that subsequent trials will confirm the earlier findings, or that experience with use of a product in large-scale commercial distribution will not identify additional safety or efficacy issues. If we find that any of our products are not safe, or if efficacy of the products cannot be consistently demonstrated, we may not be able to commercialize the products, or may be required to cease distribution of the relevant products. The safety of our Carrierwave formulations may vary with each drug and the ingredients used in each formulation, and therefore even if safety and effectiveness are established for one of our CBDs, this would not necessarily be predictive of the safety or effectiveness of any of our other product candidates, which would need to be separately established.

If we are unable to develop and commercialize our product candidates successfully, we may never achieve profitability.

We have not commercialized any products or recognized any revenue from product sales utilizing our Carrierwave technology. All of the compounds produced using our Carrierwave technology, other than NRP104 and NRP290, are in early stages of development. On January 26, 2006, the FDA accepted for review our NDA for NRP104. There can be no assurance, however, that the FDA will approve that NDA or, if the FDA requires additional data prior to approval, we will be able to generate the required data. We must conduct significant additional research and development activities before we will be able to apply for regulatory approval to commercialize any other products utilizing our Carrierwave technology. We must successfully complete adequate and well-controlled studies designed to demonstrate the safety and efficacy of the product candidates and obtain regulatory approval before we are able to commercialize these product candidates. There is no guarantee that we will receive regulatory approval with respect to any of our product candidates. Even if we succeed in developing and commercializing one or more of our product candidates utilizing our Carrierwave technology, we may never generate sufficient or sustainable revenue to enable us to be profitable.

We face intense competition in the markets targeted by our lead product candidates. Many of our competitors have substantially greater resources than we do, and we expect that all of our product candidates under development will face intense competition from existing or future drugs.

We have devoted substantial research efforts and capital to the development of our Carrierwave technology and our lead product candidates. We expect that all of our product candidates, if approved, will face intense competition from existing and future drugs marketed by other companies.

The markets for amphetamines and other stimulants to treat ADHD and opioids to treat pain are well developed and populated with established drugs marketed by large pharmaceutical, biotechnology and generic drug companies. Amphetamines or other stimulants currently marketed for ADHD include Ritalin (Novartis AG), Concerta (McNeil Consumer & Specialty Pharmaceuticals), Dexedrine (GlaxoSmithKline PLC), Dextrostat (Shire), Cylert (Abbott Laboratories, Inc.) and Adderall (Shire). In addition, Eli Lilly and Company markets a non-stimulant drug, Strattera, for ADHD. Opioids currently marketed for acute pain include Anexsia (Mallinckrodt Inc.), Endocet (Endo Laboratories), Hydrocet (Amarin Pharmaceuticals, Inc.), Lortab (UCB Pharma Inc.), Norco (Watson Pharmaceuticals, Inc.), and Vicodin (Abbott Laboratories, Inc.). Opioids currently marketed for chronic pain include OxyContin (Purdue Pharmaceuticals LP), Duragesic (Janssen Pharmaceutical Products, L.P.), MSContin (Purdue Frederick Company) and Avinza (Ligand Pharmaceuticals Inc.). Each of these companies has significantly greater financial and other resources than we do. In addition, generic equivalent versions of many of these existing drug products are available and these products are therefore subject to substantial price competition. If we obtain regulatory approval to market one or more of our product candidates, we will compete with these established brand and generic drugs and will need to show that our drugs have safety or efficacy advantages in order to take market share and be successful.

Currently, and as a direct consequence of the public debate of the social and economic costs of illegal diversion and abuse of, addiction to, and overdose from stimulants and narcotics, several companies are pursuing formulations that are less prone to abuse and are less toxic. Companies specifically engaged in developing abuse resistant drugs include Purdue Pharma LP, Nastech Pharmaceutical Company Inc. and Pain Therapeutics Inc. Other companies, including Johnson & Johnson and Noven Pharmaceuticals, Inc., are investigating alternative delivery mechanisms to control the delivery and availability of scheduled drugs. These technologies include transdermal skin patches, metered dose inhalers and extended release subcutaneous injections and implants. These competitors may:

•	successfully market products that compete with our products;

•	successfully identify drug candidates or develop products earlier than we do; or

•	develop products that are more effective, have fewer side effects or cost less than our products.

Additionally, if a competitor receives FDA approval before we do for a drug that is similar to one of our product candidates, FDA approval for our product candidate may be precluded or delayed due to periods of non-patent exclusivity and/or the listing with the FDA by the competitor of patents covering its newly-approved drug product. Periods of non-patent exclusivity for new versions of existing drugs such as our current product candidates can extend up to three and one-half years.

These competitive factors could require us to conduct substantial new research and development activities to establish new product targets, which would be costly and time-consuming. These activities would adversely affect our ability to commercialize products and achieve revenue and profits.

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to obtain patents and maintain adequate protection of our technologies and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market drugs in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

Patent positions can be uncertain and involve complex legal and factual questions. We can protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. As of November 13, 2006, we held two issued U.S. patents relating to our generic Carrierwave technology, one issued U.S. patent covering NRP290 and one issued U.S. Patent covering NRP104. In addition, as of November 13, 2006, we had three issued U.S. patents for an earlier developed iodothyronine stability and delivery technology. We have applied for additional patents relating to our technologies and our products and plan to file additional patent applications in the future. We have U.S. patent applications pending covering each of our product candidates. Additionally, we have Patent Cooperation Treaty applications pending covering abuse resistant aspects of our technology, as well as, national stage applications pending in up to 18 countries depending on the specific product candidate. We also have national stage applications covering our core technology platform in Europe, Japan, China, South Korea, Canada, Australia, India and Israel.

Others may challenge our patents, or our patent applications may not result in issued patents. Moreover, any patents issued to us may not provide us with meaningful protection, or others may challenge, circumvent or force us to narrow our patents. Third parties may also independently develop products similar to our products, duplicate our unpatented products or design around any patents on products we develop. Additionally, extensive time is required for development, testing and regulatory review of a potential product. While extensions of patent terms due to regulatory delays may be available, it is possible that, before any of our product candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

We have not commissioned an extensive investigation concerning our freedom to practice or the validity or enforceability of our Carrierwave technology and have only recently commissioned an investigation concerning our freedom to practice or the validity or the enforceability for our product candidates, and we may be held to infringe the intellectual property rights of others.

Our ability to freely practice our product candidates is dependent upon the duration and scope of patents held by third parties. Our patent, prior art and infringement investigations have been conducted primarily by us. Although we have consulted with our patent counsel in connection with our intellectual property investigations, our patent counsel has only recently undertaken an extensive independent analysis to determine whether our product candidates infringe upon any issued patents or whether our issued patents or patent applications relating to our product candidates could be invalidated or rendered unenforceable for any reason or could be subject to interference proceedings. Further, we have not commissioned our patent counsel to undertake an extensive independent analysis to determine whether our Carrierwave technology could infringe upon any issued patents or whether our issued patents or patent applications relating to our Carrierwave technology could be invalidated or rendered unenforceable for any reason or could be subject to interference proceedings.

There may be patents or patent applications of which we are unaware, and avoiding patent infringement may be difficult. We may inadvertently infringe third-party patents. Third-party patents may impair or block our ability to conduct our business. There are no unresolved communications, allegations, complaints or threats of litigation related to the possibility that we might infringe patents held by others.

Claims may be asserted against us that our products or technology infringes patents or other intellectual property owned by others. We may be exposed to future litigation by third parties based on claims that our products or activities infringe the intellectual property rights of others. In the event of litigation, any claims may not be resolved in our favor. Any litigation or claims against us, whether or not valid, may result in substantial costs and may result in an award of damages, lost profits, attorneys’ fees, and tripling of those damages in the event that a court finds an infringement to have been willful. A lawsuit could also place a significant strain on our financial resources, divert the attention of management and harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease making, using, selling, offering to sell or importing any products that infringe a third party’s intellectual property through an injunction;

•	obtain a license or an assignment from the holder of the infringed intellectual property right, which license or assignment may be costly or may not be available on reasonable terms, if at all; or

•	redesign our products, which would be costly and time-consuming and may not be possible.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time-consuming.

As of November 13, 2006, our intellectual property included seven U.S. patents, two foreign patents and 129 pending U.S. (including provisionals, divisionals, continuations, and continuations-in-part applications), Patent Cooperation Treaty and national stage applications. We have licensed aspects of our Carrierwave technology with respect to NRP104 pursuant to our collaboration agreement with Shire. As of November 13, 2006, we had 75 applications worldwide covering anti-abuse compounds, compositions and methods for amphetamine, hydrocodone and oxycodone and other commonly abused substances both specifically and generally. Of these, worldwide prosecution is being focused on amphetamine in 25 applications, hydrocodone in 30 applications, oxycodone in 33 applications and triiodothyronine in four applications.

Competitors may infringe our patents, and we may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly.

Also, a third party may assert that our patents are invalid and/or unenforceable. There are no unresolved communications, allegations, complaints or threats of litigation related to the possibility that our patents are invalid or unenforceable. Any litigation or claims against us, whether or not merited, may result in substantial costs, place a significant strain on our financial resources, divert the attention of management and harm our reputation. An adverse decision in a litigation could result in inadequate protection for our product candidates and/or reduce the value of any license agreements we have with third parties.

Interference proceedings brought before the U.S. Patent and Trademark Office may be necessary to determine priority of invention with respect to our patents or patent applications. During an interference proceeding, it may be determined that we do not have priority of invention for one or more aspects in our patents or patent applications and could result in the invalidation in part or whole of a patent or could put a patent application at risk of not issuing. Even if successful, an interference may result in substantial costs and distraction to our management.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the price of our common stock could be adversely affected.

If preclinical testing or clinical trials for our product candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines.

Other than NRP104, our potential drug candidates require preclinical testing and clinical trials prior to submission of any regulatory application for commercial sales. Additional clinical study requirements could be imposed on us either prior to approval or as post-approval requirements. We currently employ two clinical trial managers. We rely and expect to continue to rely on third parties, including clinical research organizations and outside consultants, to conduct, supervise or monitor some or all aspects of preclinical testing or clinical trials involving our product candidates. We have less control over the timing and other aspects of these preclinical testing or clinical trials than if we performed the monitoring and supervision entirely on our own. Third parties may not perform their responsibilities for our preclinical testing or clinical trials on our anticipated schedule or, for clinical trials, consistent with a clinical trial protocol. Delays in preclinical and clinical testing could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the clinical trials may also ultimately lead to denial of regulatory approval of a product candidate.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

•	manufacturing sufficient quantities of a product candidate; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.

Once a clinical trial has begun, it may be delayed, suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

•	ongoing discussions with the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	failure to conduct clinical trials in accordance with regulatory requirements;

•	lower than anticipated recruitment or retention rate of patients in clinical trials;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	lack of adequate funding to continue clinical trials;

•	adverse effects or safety issues; or

•	negative results of clinical trials.

If clinical trials are unsuccessful, and we are not able to obtain regulatory approvals for our product candidates under development, we will not be able to commercialize these products, and therefore may not be able to generate sufficient revenues to support our business.

If the FDA does not accept our filing for NRP290 under Section 505(b)(1) and we are unable to file for approval under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act or if we are required to generate additional data related to safety and efficacy in order to obtain approval under Section 505(b)(1) or 505(b)(2), we may be unable to meet our anticipated development and commercialization timelines.

Our current plans for filing NDAs for our product candidates include efforts to minimize the data we will be required to generate in order to obtain marketing approval for our product candidates and therefore possibly obtain a shortened review period for the applications. The FDA has accepted our NDA for NRP104 under Section 505(b)(1), and we believe it may also accept our planned NDA for NRP290 under that section as well. The FDA could change its determination on this issue, however, and require that we either generate additional data to support an approval under Section 505(b)(1) or submit or convert an application to a Section 505(b)(2) application so that we can rely on data generated by third parties, to which we do not have a right of reference. If we are required to rely on data generated with products already approved by the FDA and covered by third-party patents we would be required to certify that we do not infringe the listed patents for those products or that such patents are invalid or unenforceable. As a result of such a certification, the third party would have 45 days from notification of our certification to initiate an action for patent infringement against us. In the event that an action is brought in response to such a certification, the approval of our NDA could be subject to a stay of up to 30 months or more while we defend against such a suit. Approval of our product candidates may therefore be delayed until patent exclusivity expires or until we successfully challenge the applicability of those patents to our product candidates. Alternatively, we may elect to generate sufficient additional clinical data of our own so that we can maintain our application under Section 505(b)(1).

Even if no exclusivity periods apply to our applications, the FDA has broad discretion to require us to generate additional data on the safety and efficacy of our product candidates to supplement third-party data on which we may be permitted to rely. In either event, we could be required, before obtaining marketing approval for any of our product candidates, to conduct substantial new research and development activities beyond those we currently plan to engage in order to obtain approval of our product candidates. Such additional new research and development activities would be costly and time-consuming. If we are required to generate additional data to support approval, we may be unable to meet our anticipated development and commercialization timelines, may be unable to generate the additional data at a reasonable cost, or at all, and may be unable to obtain marketing approval of our product candidates.

If the FDA requires that NRP104 be scheduled by the DEA before the product is commercially sold, we will be unable to begin commercial sale of that product until the DEA completes scheduling proceedings, and if NRP104 is scheduled by the DEA in Schedule II under the CSA, the potential market for the drug may be significantly reduced.

The DEA has indicated that NRP104 is not a scheduled drug at the present time. Based on data generated in our studies of the potential for abuse, however, and on the fact that the drug is designed to deliver quantities of amphetamine, the FDA and the DEA may, pursuant to their statutory responsibilities under the CSA, conclude that the drug should be scheduled in one of the CSA schedules at the time it is first approved for commercial sale. On October 6, 2006, we received an approvable letter from the FDA which indicates that the Controlled Substance Staff of the FDA has initially recommended that NRP104 be placed in Schedule II of the Controlled Substance Act (CSA). The process for scheduling a drug under these circumstances involves the forwarding by the FDA to the DEA of its medical and scientific findings, and its recommendation that the drug be scheduled on the appropriate schedule level. The DEA then publishes a notice in the Federal Register of a proposal to place the drug in an appropriate CSA schedule. Interested persons are then afforded an opportunity to comment on the proposal and to request a hearing. After consideration of the comments received, and potentially the holding of a formal administrative hearing, the DEA then publishes a regulation placing the drug in an appropriate CSA schedule. If the FDA is unwilling to permit the sale of the drug until it is placed in an appropriate CSA schedule, it may not grant NDA approval until completion of scheduling proceedings by the DEA. We intend to seek timely conclusion of any consideration of the CSA scheduling of NRP104 so that these considerations do not result in any delay in our ability to market the drug. Because of the opportunity for public participation in the process, however, we cannot predict how long the FDA and the DEA may take to conclude any scheduling actions with respect to the drug that they may believe are warranted.

The drug products with which our lead product candidate NRP104 is expected to compete are amphetamine products currently classified by the DEA under the CSA on Schedule II, the most restrictive schedule applicable to drug products marketed for legitimate medical use. The DEA has concluded that, based on its chemical structure, NRP104 is not a scheduled substance at the present time. Our commercialization strategy for this product depends in large part on our ability to obtain approval to market the drug either as an unscheduled drug or as a drug classified by the DEA in a less restrictive schedule than Schedule II. A decision as to whether and how NRP104 should be scheduled at the time it is approved for commercial sale will be made by the DEA based on the medical and scientific determinations of the FDA which, in turn, will be based in large part on data we generated regarding the relative potential for abuse of the drug compared to existing Schedule II drugs. If the determination is made that the drug should be controlled in Schedule II, the potential market for our drug may be significantly reduced, which may have a material adverse effect on us. Furthermore, because amphetamine is a Schedule II substance, the amount of it that we can obtain for clinical trials and commercialization of NRP104 is limited by the DEA and our quota may not be sufficient to complete any additional clinical trials or meet commercial demand. In addition, we cannot predict the consideration by the FDA and the DEA of the results of our studies of the potential for abuse of NRP104.

We have engaged in extensive financial and operational transactions with Randal J. Kirk, our Chairman, President and Chief Executive Officer, and his affiliates, and therefore these transactions may not be as favorable to us as if we had negotiated them with unaffiliated third parties.

Our company was formed by, and has historically been controlled and managed and, prior to the initial public offering of our common stock, principally funded by, Randal J. Kirk, our Chairman, President and Chief Executive Officer, and affiliates of Mr. Kirk. As a result, we have engaged in a variety of financial and operational transactions with Mr. Kirk and these affiliates. While we believe that each of these transactions was on terms no less favorable to us than terms we could have obtained from unaffiliated third parties, none of these transactions was negotiated on an arm’s length basis. Accordingly, their terms may not be as favorable to us as if we had negotiated them with unaffiliated third parties. It is our intention to ensure that all future transactions, if any, between us and our officers, directors, principal shareholders and their affiliates, are approved by the audit committee or a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

As of November 13, 2006 Randal J. Kirk controlled approximately 50.6% of our common stock and is able to control or significantly influence corporate actions, which may result in Mr. Kirk taking actions that advance his interests to the detriment of our other shareholders.

As of November 13, 2006, Randal J. Kirk, Chairman, President and Chief Executive Officer, and shareholders affiliated with him controlled approximately 50.6% of our common stock. Mr. Kirk is able to control or significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of Mr. Kirk may not always coincide with the interests of other shareholders, and he may take actions that advance his interests to the detriment of our other shareholders.

We rely on Third Security, LLC, to provide us with certain services. If Third Security, LLC ceases to provide these services and we are unable to establish and maintain the necessary infrastructure to be self-sufficient, our business will be adversely affected.

We rely on Third Security, LLC to provide support for tax, legal, information technology, and market research functions as well as provide the miscellaneous services that we may need from time to time until the earlier of August 2007 or our termination of the administrative services agreement we have with Third Security. If the agreement is terminated early or Third Security will not agree to renew the agreement and ceases to provide these services and we are unable to add the necessary personnel and establish the necessary infrastructure to support our operations as a result, our business will be adversely affected. Third Security is owned by Randal J. Kirk, our Chairman, President and Chief Executive Officer, who, with shareholders affiliated with him as of November 13, 2006, controlled approximately 50.6% of our common stock. The administrative services agreement has terms no less favorable than those that we would have entered into with an unaffiliated third party, and the agreement was approved by a majority of the independent and disinterested members of our board of directors.

Our executive officers and other key personnel are critical to our business, and our future success depends on our ability to retain them.

We are highly dependent on the principal members of our management and scientific team, particularly, Mr. Kirk, our Chairman, President and Chief Executive Officer, Krish S. Krishnan, our Chief Financial Officer and Chief Operating Officer, and John K. Thottathil, Ph.D., our Chief Scientific Officer. In order to pursue our product development, marketing and commercialization plans, we will need to hire additional personnel with experience in clinical testing, government regulation, manufacturing, marketing and business development. We may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. We have no employment agreements with any of our executive officers and while we have employment agreements with certain of our employees, all of our employees are at-will employees who may terminate their employment at any time. We do not currently have key personnel insurance on any of our officers or employees. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.

We rely on third parties to manufacture the compounds used in our trials, and we intend to rely on them for the manufacture of any approved products for commercial sale. If these third parties do not manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development and commercialization of our product candidates could be delayed, prevented or impaired.

We have no manufacturing facilities, and we have no experience in the clinical or commercial-scale manufacture of drugs or in designing drug manufacturing processes. Certain specialized manufacturers provide us with modified and unmodified pharmaceutical compounds, including finished products, for use in our preclinical and clinical studies. If we fail to contract for manufacturing on acceptable terms or if third-party manufacturers do not perform as we expect, our development programs could be materially adversely affected. This may result in delays in filing for and receiving FDA approval for one or more of our products. Any such delays could cause our prospects to suffer significantly.

We intend to rely on third parties to manufacture some or all of our products that reach commercialization. We believe that there are a variety of manufacturers that we may be able to retain to produce these products. However, once we retain a manufacturing source, if our manufacturers do not perform in a satisfactory manner, we may not be able to develop or commercialize potential products as planned.

Failure by our third-party manufacturers to comply with the regulatory guidelines set forth by the FDA and DEA with respect to our product candidates could delay or prevent the completion of clinical trials, the approval of any product candidates or the commercialization of our products.

Our reliance on third-party manufacturers exposes us to the following additional risks, any of which could delay or prevent the completion of our clinical trials, the approval of our product candidates by the FDA or other regulatory agencies or the commercialization of our products, result in higher costs or deprive us of potential product revenues:

•
Manufacturers are obligated to operate in accordance with FDA-mandated current good manufacturing practice (cGMP) requirements. A failure of any of our third-party manufacturers to establish and follow cGMP requirements and to document their adherence to such practices may lead to significant delays in the availability of material for clinical trials, may delay or prevent filing or approval of marketing applications for our products, and may cause delays or interruptions in the availability of our products for commercial distribution following FDA approval.

•
Replacing our third-party manufacturers or contracting with additional manufacturers may require re-validation of the manufacturing processes and procedures in accordance with cGMP and compliance with supplemental approval requirements. Any such necessary re-validation and supplemental approvals may be costly and time-consuming.

Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the DEA and corresponding state and foreign agencies to ensure strict compliance with cGMP requirements and other requirements under Federal drug laws, other government regulations and corresponding foreign standards. If our third-party manufacturers or we fail to comply with applicable regulations, sanctions could be imposed on us, including fines, injunctions, civil penalties, failure by the government to grant marketing approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of product, operating restrictions and criminal prosecutions.

We may need additional capital in the future. If additional capital is not available or is available at unattractive terms, we may be forced to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations.

In order to develop and bring our product candidates to market, we must commit substantial resources to costly and time-consuming research, preclinical and clinical trials and marketing activities. We anticipate that our existing cash and cash equivalents and short-term investments will enable us to maintain our current planned operations for at least the next 18 months. We anticipate using our cash and cash equivalents and short-term investments to fund further research and development with respect to our lead product candidates and commercialization activities. We may, however, need to raise additional funding sooner if our business or operations change in a manner that consumes available resources more rapidly than we anticipate. Our requirements for additional capital will depend on many factors, including:

•	successful commercialization of our product candidates;

•	continued progress of research and development of product candidates utilizing our Carrierwave technology;

•	the time and costs involved in obtaining regulatory approval for our product candidates;

•	costs associated with protecting our intellectual property rights;

•	development of marketing and sales capabilities;

•	payments received under our collaboration agreements with Shire and any future collaborative agreements, if any; and

•	market acceptance of our products.

As of October 1, 2006, we have no committed additional sources of capital. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional funds to continue the development of our product candidates. To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in dilution to our shareholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations. In addition, we may be required to obtain funds through arrangements with collaborative partners, such as our agreements with Shire, or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves or license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

Even if we obtain regulatory approval to market our product candidates, our product candidates may not be accepted by the market.

Even if we obtain regulatory approval to market our product candidates, our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any pharmaceutical product that we develop will depend on a number of factors, including:

•	cost-effectiveness;

•	the safety and effectiveness of our products, including any potential side effects, as compared to alternative products or treatment methods;

•	the timing of market entry as compared to competitive products;

•	the rate of adoption of our products by doctors and nurses;

•	product labeling or product insert required by the FDA for each of our products;

•	determination of scheduled or unscheduled status by the FDA and DEA;

•	reimbursement policies of government and third-party payors;

•	effectiveness of our sales, marketing and distribution capabilities and the effectiveness of such capabilities of our collaborative partners; and

•	unfavorable publicity concerning our products or any similar products.

Our product candidates, if successfully developed, will compete with a number of products manufactured and marketed by major pharmaceutical companies, biotechnology companies and manufacturers of generic drugs. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and utilize any of our product candidates. Physicians may not be inclined to prescribe the drugs created utilizing our Carrierwave technology unless our drugs bring substantial and demonstrable advantages over other drugs currently marketed for the same indications. If our products do not achieve market acceptance, we will not be able to generate significant revenues or become profitable.

If we fail to establish marketing, sales and distribution capabilities, or fail to enter into arrangements with third parties to do this on our behalf, we will not be able to create a market for our product candidates.

Currently, we do not have any sales, marketing or distribution capabilities. On July 25, 2006, under the terms of our collaboration agreement with Shire, we exercised our right to co-promote NRP104 in the United States (including its territories and possessions). In order to generate sales of any product candidates that receive regulatory approval, we must either acquire or develop an internal marketing and sales force with technical expertise and with supporting distribution capabilities or make arrangements with third parties to perform these services for us. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel and defer our product development efforts. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we fail to develop sales, marketing and distribution channels, or enter into arrangements with third parties, we will experience delays in product sales and incur increased costs.

In the event that we are successful in bringing any products to market, our revenues may be adversely affected if we fail to obtain acceptable prices or adequate reimbursement for our products from third-party payors.

Our ability to commercialize pharmaceutical products successfully may depend in part on the availability of reimbursement for our products from:

•	government and health administration authorities;

•	private health insurers; and

•	other third-party payors, including Medicare.

We cannot predict the availability of reimbursement for newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are limiting both coverage and the level of reimbursement for new drugs. Third-party insurance coverage may not be available to patients for any of our products.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care may limit our commercial opportunity. If government and other third-party payors do not provide adequate coverage and reimbursement for any prescription product we bring to market, doctors may not prescribe them or patients may ask to have their physicians prescribe competing drugs with more favorable reimbursement. In some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be federal and state proposals for similar controls. In addition, we expect that increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we receive for any products in the future. Further, cost control initiatives could impair our ability to commercialize our products and our ability to earn revenues from this commercialization.

We could be forced to pay substantial damage awards if product liability claims that may be brought against us are successful.

The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims and financial losses resulting from the use or sale of our products. We have obtained limited product liability insurance coverage for our clinical trials of $20 million per occurrence and in the aggregate, subject to a deductible of $100,000 per occurrence and $1 million per year in the aggregate. However, such insurance may not be adequate to cover any claims made against us. Furthermore, if NRP104 is approved for commercialization, we will need to obtain additional product liability insurance coverage. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses.

We use hazardous chemicals in our business. Potential claims relating to improper handling, storage or disposal of these chemicals could be time-consuming and costly.

Our research and development processes involve the controlled use of hazardous chemicals. These hazardous chemicals are reagents and solvents typically found in a chemistry laboratory. Our operations also produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. While we attempt to comply with all environmental laws and regulations, including those relating to the outsourcing of the disposal of all hazardous chemicals and waste products, we cannot eliminate the risk of accidental contamination from or discharge of hazardous materials and any resultant injury. Compliance with environmental laws and regulations may be expensive. Current or future environmental regulations may impair our research, development or production efforts. We might have to pay civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. We are not insured against these environmental risks.

In our collaborations with third parties, they might also work with hazardous materials in connection with our collaborations. We may agree to indemnify our collaborators in some circumstances against damages and other liabilities arising out of development activities or products produced in connection with these collaborations.

If Shire, our collaboration partner on NRP104, or any other collaborative partners we retain, do not satisfy their obligations, we will be unable to develop our partnered product candidates.

We have entered into collaborative agreements with Shire relating to the global commercialization of NRP104 for treatment of ADHD and other potential indications. This collaboration includes product development, manufacturing, marketing and sales. We do not have day-to-day control over the activities of Shire with respect to NRP104. In the event we enter into any other collaborative agreements, we may not have day-to-day control over the activities of such collaborative partner with respect to any of these product candidates. Shire may not fulfill its obligations with respect to commercialization under our collaborations with Shire. In addition, future collaborative partners may not fulfill their obligations under future collaborative agreements. If any future collaborative partner fails to fulfill its obligations under an agreement with us, we may be unable to assume the development of the products covered by that agreement or enter into alternative arrangements with a third party. In addition, if Shire or any other collaborative partner fails to fulfill its obligations under an agreement with us, we may encounter delays in the commercialization of the product candidate that is the subject of the agreement. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements will be dependent on the efforts of our collaborative partner. We could also become involved in disputes with Shire or another collaborative partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. In addition, any such dispute could diminish our collaborators’ commitment to us and reduce the resources they devote to developing and commercializing our products. Conflicts or disputes with our collaborators, and competition from them, could harm our relationships with our other collaborators, restrict our ability to enter future collaboration agreements and delay the research, development or commercialization of our product candidates. If any collaborative partner terminates or breaches its agreement, or otherwise fails to complete its obligations in a timely manner, our chances of successfully developing or commercializing these product candidates would be materially and adversely affected. We may not be able to enter into other collaborative agreements with partners on terms favorable to us, or at all. Our inability to enter into collaborative arrangements with collaborative partners, or our failure to maintain such arrangements, would limit the number of product candidates that we could develop and ultimately, decrease our sources of any future revenues.

Our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry or to implement our strategic initiatives.

On October 1, 2006, we had $137,783,000 of indebtedness outstanding, including the notes. Our indebtedness could have important consequences to us. For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund our business activities, including our research and development programs;

•	limit our ability to secure additional financing to implement our strategic initiatives;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that may have proportionately less debt; and

•	restrict us from making strategic acquisitions, introducing new technologies or otherwise exploiting business opportunities.

We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt. In addition, holders of the notes may require us to purchase for cash all or a portion of their notes upon the occurrence of certain specific kinds of fundamental change events (as defined in the indenture governing the notes), including a change in control of our company. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price, including the related make whole premium, upon the occurrence of a fundamental change event. In addition, the requirement to pay the fundamental change repurchase price, including the related make whole premium, may discourage a change in control of our company.

Risks Related to the Notes

The notes rank junior in right of payment to our senior debt and effectively junior to the liabilities of our existing subsidiary or any future subsidiaries.

The notes are subordinated to all of our future senior debt. The indenture governing the notes does not restrict us or our existing subsidiary or any future subsidiaries from incurring debt (including senior debt) in the future. The incurrence by us of senior debt or by our existing subsidiary or any future subsidiaries of debt and other liabilities will increase the risks described above. The notes are not secured by any of our assets. In the event we default on any future senior debt or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our senior debt before any of those proceeds would be available to make payments on our subordinated debt, including the notes. Accordingly, upon an acceleration of the notes in the event of a default, there may be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full. No payment in respect of the notes will be permitted during certain periods when an event of default under our senior debt permits the senior debt lenders to accelerate the maturity of our senior debt.

The notes are not guaranteed by our existing subsidiary or any future subsidiaries. As a result, the notes effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our existing subsidiary or any future subsidiaries.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the notes as described under “Description of the Notes — Conversion Rights — Conversion Based on Common Stock Price” is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would only be able to convert their notes during the one month period from and including July 1, 2013 to, but excluding, the final maturity date on August 1, 2013.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes, as described under “Description of the Notes — Make Whole Premium Upon Fundamental Change.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described below under “Description of the Notes — Make Whole Premium Upon Fundamental Change” there will not be a make whole premium.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that does not constitute a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Purchase at Holders’ Option Upon Fundamental Change.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to purchase notes when required under the terms of the notes.

Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of certain specific kinds of fundamental change events. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

Future credit agreements or other agreements relating to our indebtedness might contain provisions prohibiting the redemption or repurchase of the notes or provide that a change in control constitutes an event of default. If a fundamental change or specified trigger event occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of our lenders to purchase or redeem the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase or redeem the notes. Our failure to purchase tendered notes or to redeem the notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

You should consider the U.S. federal income tax consequences of owning the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Dividends and Constructive Distributions” for more details.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the private placement of our notes, we entered into convertible note hedge transactions and warrant transactions with affiliates of Merrill Lynch. These transactions are expected offset potential dilution upon conversion of the notes. In connection with hedging these transactions, such affiliates of Merrill Lynch:

•	will enter into various over-the-counter derivative transactions with respect to our common stock, and may purchase our common stock; and

•
may enter into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions (including during any conversion reference period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock. Such effect is expected to be greater in the event we elect to settle converted notes entirely in cash. The affiliates of Merrill Lynch party to these transactions are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes or termination of the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any conversion reference period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge position with respect to those exercised options, the affiliates of Merrill Lynch party to these transactions expect to sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the notes. In addition, in the event that these transactions fail to offset all of the dilution resulting from the conversion of the notes, the issuance of additional shares of our common stock as a consequence of such conversion would result in some dilution to our shareholders and could adversely affect the value of our common stock.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

The notes are a new issue of securities for which there is currently no public market. The notes sold using this prospectus will not be eligible for trading in the Portal Market, and we do not intend to list the notes on any other national securities exchange or automated quotation system. In addition, we do not know whether an active trading market will develop for the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the price and volatility in the price of our shares of common stock, our operating results, the market for similar securities and other factors. Generally, the liquidity of, and trading market for, the notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects. At the time of the closing of the private placement of the notes by us, the initial purchasers advised us that they intended to make a market in the notes. However, the initial purchasers are not obligated to do so and any market-making activity may be discontinued at any time without notice. There can be no assurance that an active or liquid trading market for the notes will develop. To the extent that an active or liquid trading market does not develop, the liquidity and trading prices for the notes may be harmed.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock into which a note is convertible.

The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes until the one month period from, and including, July 1, 2013 to, but excluding, the final maturity date of the notes on August 1, 2013, and until such time, you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Certain provisions of Virginia law, and our amended and restated articles of incorporation and amended and restated bylaws could make it more difficult for our shareholders to remove our board of directors and management.

Certain provisions of Virginia law, the state in which we are incorporated, and our amended and restated articles of incorporation and amended and restated bylaws could make it more difficult for our shareholders, should they choose to do so, to remove our board of directors or management. These provisions include:

•
a provision allowing our board of directors to issue preferred stock with rights senior to those of the common stock without any vote or action by the holders of our common stock. The issuance of preferred stock could adversely affect the rights and powers, including voting rights, of the holders of common stock;

•	a provision allowing the removal of directors only for cause;

•	the requirement in our bylaws that shareholders provide advance notice when nominating our directors or submitting other shareholder proposals; and

•	the inability of shareholders to convene a shareholders’ meeting without the chairman of the board, the chief executive officer or a majority of the board of directors first calling the meeting.

The price of our common stock may be volatile.

In the past, the price of our common stock has experienced volatility due to a number of factors, some of which are beyond our control. The price of our common stock may continue to experience volatility in the future from time to time. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	announcement of FDA approval or disapproval of our products or other product-related actions;

•	decisions by the DEA regarding the assignment of scheduling to our products;

•	developments involving our discovery efforts and clinical trials;

•	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;

•	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;

•	announcements concerning our competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;

•	public concerns as to the safety or efficacy of our products or our competitors’ products;

•	changes in government regulation of the pharmaceutical or medical industry;

•	changes in the reimbursement policies of third party insurance companies or government agencies;

•	actual or anticipated fluctuations in our operating results;

•	developments involving corporate collaborators, if any;

•	changes in accounting principles;

•	the loss of any of our key scientific or management personnel;

•	quarterly variations in key financial performance measures, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock or other actions by investors with significant shareholdings;

•	general market conditions for pharmaceutical companies; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Any adverse effect upon the trading price of our common stock would, in turn, adversely affect the trading price of the notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, future costs, prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the ability to execute successfully our collaboration with Shire Pharmaceuticals Group plc within a reasonable timeframe or at all;

•	the progress of our product development programs;

•	the status of our preclinical and clinical development of potential drugs;

•
the likely success of our product candidates in clinical trials and the regulatory approval process, particularly whether and under what circumstances any of our product candidates will be approved by the U.S. Food and Drug Administration, or FDA;

•	the likely scheduling and labeling of our product candidates;

•	our estimates for future revenues and profitability;

•	our estimates regarding our capital requirements and our needs for additional financing;

•	our ability to attract partners with acceptable development, regulatory and commercialization expertise on favorable terms;

•
the likelihood of regulatory approval under the Federal Food, Drug and Cosmetic Act without having to conduct long and costly trials to generate all of the data often required in connection with a traditional new chemical entity;

•	the ability to develop, manufacture, launch and market any of our drug candidates;

•	our ability to develop safer and improved versions of widely prescribed drugs using our Carrierwave technology;

•	the expected benefits of our Carrierwave technology such as abuse resistance and decreased toxicity;

•	our success in developing our own sales and marketing capabilities for our lead product candidate, NRP104; and

•	our ability to obtain favorable patent claims.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements as our actual results may differ materially from those anticipated in these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we reference in this prospectus and have filed previously as exhibits to filings with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. Although we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available in the future or as a result of future events, changes in assumptions or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in “Selling Securityholders” set forth below. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes. The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or common stock issuable upon conversion of the notes, but the selling securityholders will pay any commissions, discounts and other compensation to any broker-dealers through whom any such selling securityholder sells any of the notes or common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the periods indicated:

	Nine Months Ended		Fiscal Years Ended
	October 1, 2006	October 2, 2005	January 1, 2006	January 2, 2005	December 28, 2003	December 29, 2002	December 30, 2001
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—
_____________
(1)
For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense (assumed to be one-third of rent). For the years ended January 1, 2006, January 2, 2005, December 28, 2003, December 29, 2002 and December 30, 2001 and for the nine months ended October 1, 2006 and October 2, 2005, our earnings were insufficient to cover fixed charges by approximately $29.9 million, $14.3 million, $4.8 million, $4.8 million, $8.9 million and $10.1 million and $22.1 million respectively.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “NRPH.” The following table sets forth the high and low sales prices by quarter as reported by the Nasdaq Global Market for the periods indicated.

	High	Low
Fiscal Year ended January 2, 2005
Period from August 5, 2004 — September 26, 2004	$4.60	$2.88
Quarter ended January 2, 2005	9.00	4.56
Fiscal Year ended January 1, 2006
Quarter ended April 3, 2005	$16.06	$7.73
Quarter ended July 3, 2005	16.96	12.47
Quarter ended October 2, 2005	23.97	14.04
Quarter ended January 1, 2006	27.10	21.60
Fiscal Year ended December 31, 2006
Quarter ended April 2, 2006	$35.00	$26.28
Quarter ended July 2, 2006	35.60	23.35
Quarter ended October 1, 2006	28.85	21.32
Quarter ended December 31, 2006 (through November 15, 2006)	53.88	24.33

On November 15, 2006, 2006, the last sale price for our common stock as reported by the Nasdaq Global Market was $49.95 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. In addition, the terms of any future debt or credit facility may preclude us from paying dividends on our common stock.

DESCRIPTION OF THE NOTES

We issued the notes under the indenture, dated as of July 25, 2006, between New River Pharmaceuticals Inc., as issuer, and Wilmington Trust Company, as trustee. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “New River” refer only to New River Pharmaceuticals Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete, and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes. A copy of the indenture, including a form of the notes, is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. In addition, a copy of the indenture, including a form of the notes, is available from us upon request. We urge you to read the indenture and the notes because they define your rights as a note holder.

General

The notes are limited to $137,750,000 aggregate principal amount. The notes will mature on August 1, 2013 unless earlier converted or repurchased. The notes are issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes bear cash interest at the rate of 3.5% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2007, to holders of record at the close of business on the January 15 or the July 15 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issue date of the notes) through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, been purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

Subordination of the Notes

The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness.

If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we must pay the holders of senior indebtedness in full before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full, in cash or other payment satisfactory to the holders of senior indebtedness, all amounts due and owing thereunder before we pay the holders of the notes. The indenture will require that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•	a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•
any other default under the terms of designated senior indebtedness occurs and is continuing that permits (or with the giving of notice or passage of time would permit) holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or any other person permitted to give such notice under the indenture.

We are required to resume payments on the notes:

•	in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•
in case of a nonpayment default under the terms of designated senior indebtedness, the earliest to occur of (i) the date on which such nonpayment default is cured or waived or ceases to exist, (ii) 179 days after the date on which the payment blockage notice is received and (iii) the date such payment blockage period shall have been terminated by written notice to us or the trustee from the person initiating such payment blockage period; provided, however, that if the maturity of such designated senior indebtedness is accelerated, no payment may be made on the notes until such designated senior indebtedness has been paid in full or such acceleration has been cured or waived.

No new period of payment blockage may be commenced for a default unless 365 days have elapsed since our receipt of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or can be made, the basis for the commencement of a subsequent payment blockage period whether or not within a period of 365 consecutive days.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

The notes will not be guaranteed by our existing subsidiary or any future subsidiaries. Our subsidiary is a separate legal entity and has no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. As a result, the notes will effectively rank junior in right of payment to all future debt and other liabilities (including trade payables) of our existing subsidiary or any future subsidiaries.

At October 1, 2006, after giving effect to the initial offering of the notes and the use of the proceeds thereof, we had approximately $137,783,000 of indebtedness outstanding and no senior indebtedness. Neither we nor our existing subsidiary or any future subsidiaries are restricted under the indenture from incurring senior indebtedness or other additional indebtedness.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

“Designated senior indebtedness” means any senior indebtedness that is specifically identified by us in the instrument governing or evidencing the indebtedness or the assumption or guarantee thereof (or related agreements or documents to which we are a party) as “designated senior indebtedness” for purposes of the indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, or incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors representing the purchase price or cost of materials or services obtained in the ordinary course of business;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

(3) all of our obligations and other liabilities, contingent or otherwise, in respect of leases required, in conformity with GAAP, to be accounted for as capitalized lease obligations on our balance sheet or for a financing purpose;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our payment obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our payment obligations or monetary liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5);

(7) all indebtedness or other obligations of the kinds described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (7).

“Senior indebtedness” means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness will not be senior in right of payment to the notes or expressly provides that such indebtedness is on parity with or junior in right of payment to the notes; and

(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to such subsidiaries arising by reason of guarantees by us of indebtedness of any such subsidiary to a person that is not our subsidiary.

Conversion Rights

Holders may convert their notes prior to maturity based on an initial conversion rate of 29.0803 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $34.39 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•
if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below;

provided that in no event shall the aggregate number of remaining shares per $1,000 principal amount of notes exceed the aggregate share cap, as defined below.

The “conversion value” for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•
for notes that are converted during the one month period prior to the maturity date of the notes, the 20 consecutive trading days preceding and ending on the maturity date, subject to any extension due to a market disruption event; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day	x	applicable conversion rate)	–	$1,000
volume weighted average price per share for such trading day	x	20

The “aggregate share cap” means 36.3504 shares of our common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described in clauses (1) through (4) under “— Conversion Procedures” below.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page NRPH <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the Nasdaq Global Market or, if our common stock is not quoted on the Nasdaq Global Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq Global Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion during any calendar quarter beginning after October 1, 2006, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Market or, if our common stock is not quoted on the Nasdaq Global Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The conversion trigger price is $41.27, which is 120% of the initial conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “— Conversion Procedure” below.

We will determine at the beginning of each calendar quarter commencing at any time after October 1, 2006 whether the notes are convertible as a result of the price of our common stock and notify the trustee.

Conversion Based on Trading Price of Notes

Holders may surrender notes for conversion during any five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by us for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, that one bid shall be used. If we cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the conversion rate per $1,000 principal amount of notes.

In connection with any conversion upon satisfaction of the trading price condition, we shall have no obligation to determine the trading price of the notes unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion Upon Specified Distributions to Holders of Our Common Stock

If we:

•
distribute to all holders of our common stock certain rights (including rights under a shareholder rights agreement) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•
distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a shareholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our shareholders pursuant to such shareholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the notes in such distribution.

Conversion Upon Fundamental Change

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase at Holders’ Option Upon Fundamental Change,” that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a fundamental change will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change repurchase date.

Conversion at Maturity

Holders may surrender notes for conversion at any time during the period beginning on July 1, 2013 and ending at the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been surrendered for conversion following the regular record date immediately preceding the final interest payment date, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a conversion of the notes, see “Certain U.S. Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1)   the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2)   some subdivisions and combinations of our common stock;

(3)   the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4)   the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any shareholder rights plan or dividends or distributions paid exclusively in cash);

(5)   dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6)   payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture will provide that upon conversion of the notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a business combination constituting a fundamental change as described in “— Make Whole Premium Upon Fundamental Change”) immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the notes shall be convertible from and after the effective date of such business combination into the form of consideration elected by a majority of our shareholders in such business combination. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such business combination to the extent feasible. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date.

For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Certain U.S. Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 36.3504 shares of our common stock per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As promptly as practicable following the date we publicly announce such transaction but in no event less than 10 trading days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

(i)
the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(ii)
our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•
pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•
any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of New River before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness, if any.

Make Whole Premium Upon Fundamental Change

If a fundamental change occurs, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate applicable to such notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to holders of notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Make Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	July 25, 2006*	August 1, 2007	August 1, 2008	August 1, 2009	August 1, 2010	August 1, 2011	August 1, 2012	August 1, 2013
$ 27.51	7.2701	7.2701	7.2701	7.2701	7.2701	7.2701	7.2701	0.0000
$ 30.00	6.4242	6.0129	5.5821	5.1448	4.6931	4.2653	3.8851	0.0000
$ 35.00	5.2363	4.8089	4.3385	3.8259	3.2444	2.5896	1.7646	0.0000
$ 40.00	4.4492	4.0412	3.5860	3.0813	2.5007	1.8358	1.0159	0.0000
$ 45.00	3.8929	3.5093	3.0857	2.6158	2.0771	1.4687	0.7611	0.0000
$ 50.00	3.4815	3.1278	2.7365	2.3041	1.8141	1.2658	0.6559	0.0000
$ 75.00	2.3061	2.0644	1.7957	1.5020	1.1816	0.8242	0.4320	0.0000
$100.00	1.7244	1.5502	1.3454	1.1249	0.8858	0.6177	0.3238	0.0000
$150.00	1.1521	1.0352	0.8959	0.7487	0.5898	0.4110	0.2152	0.0000
$200.00	0.8663	0.7783	0.6716	0.5597	0.4414	0.3073	0.1605	0.0000
$250.00	0.6933	0.6236	0.5362	0.4464	0.3519	0.2440	0.1269	0.0000
$300.00	0.5795	0.5205	0.4464	0.3711	0.2921	0.2017	0.1036	0.0000
__________
* Original issue date of the notes.

The actual stock price and effective date may not be set forth on the table, in which case:

•
if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $300.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

•	if the stock price on the effective date is less than $27.51 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 36.3504 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) under “— Conversion Procedures” above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the indenture:

•
default in the payment of any principal amount or fundamental change purchase price due with respect to the notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the indenture;

•
default in payment of any interest (including additional interest) under the notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the indenture;

•
default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the indenture;

•
our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•
default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of New River for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would not be deemed to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person (unless we are the surviving person) or convey, transfer or lease our properties and assets substantially as an entity to another person, other than to one or more of our wholly-owned subsidiaries, unless:

•
the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price (including any make whole premium payable) with respect to the note;

•	make any change that adversely affects the conversion rights of a holder in any material respect other than as provided in the indenture;

•	make any change that adversely affects the right of a holder to require us to purchase the note;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	change the currency of payment of principal of, or interest on, the note;

•
except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

•	Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•
to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•
waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wilmington Trust Company is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We initially issued the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We have entered into a registration rights agreement with the Merrill Lynch, Pierce, Fenner & Smith Incorporated. Pursuant to the registration rights agreement, we will use our commercially reasonable efforts to keep the registration statement effective until the earliest of (1) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise and (3) the date that is two years from the original issuance of the notes offered hereby.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus supplement and to deliver a prospectus and prospectus supplement to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

After the shelf registration statement becomes or has been declared effective, upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of such notes, we will use our commercially reasonable efforts to file within 20 business days such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus below; provided that we will not be required to file a post-effective amendment more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement if our board of directors determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events or public filings with the SEC for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If the registration statement shall cease to be effective or fail to be usable, except as permitted in the preceding paragraph, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable or the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph, each a “registration default,” additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semiannually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.

In no event will additional interest accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes information about our capital stock. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our amended and restated articles of incorporation and amended and restated bylaws, and the applicable provisions of Virginia law, the state in which we are incorporated.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share.

As of November 13, 2006, there were 36,809,102 shares of common stock outstanding and held of record by 26 shareholders. All outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our shareholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors, and therefore the holders of a plurality of the shares of common stock voting for the election of directors may elect all of our directors standing for election.

Dividends

Holders of common stock are entitled to receive dividends if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends, subject to preferential rights of outstanding shares of preferred stock, if any.

Liquidation

In the event of a liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding shares of preferred stock, if any, we will distribute the remainder of our assets ratably among the holders of shares of common stock.

Rights and preferences

The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be impaired by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

There are no shares of preferred stock issued or outstanding. Our amended and restated articles of incorporation authorize our board to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because our board has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until our board determines the specific rights of the holders of preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our shareholders.

We have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws and of Virginia Law

Our amended and restated articles of incorporation, amended and restated bylaws and Virginia law contain provisions that may have the effect of impeding the acquisition of control of us by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to, coercive takeover practices and inadequate takeover bids. The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of common stock. In addition, these provisions make it more difficult for our shareholders, should they choose to do so, to remove our board of directors or management.

Articles of Incorporation and Bylaws

Preferred Stock

Our amended and restated articles of incorporation authorize our board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “Common Stock — Preferred Stock.” Under this authority, our board could designate and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or to discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Board vacancies; removal

Our amended and restated articles of incorporation provide that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum. Moreover, our articles of incorporation provide that directors may be removed only for cause. These provisions may discourage a third party from voting to remove incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

Shareholder meetings

Under our amended and restated bylaws only the chairman of the board, the chief executive officer or a majority of our board of directors may call special meetings of shareholders. Our amended and restated bylaws also provide that shareholders may only conduct business at special meetings of shareholders that was specified in the notice of the meeting.

Advance notification of shareholder nominations and proposals

Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors, other than nominations made by or at the direction of our board.

Virginia Anti-Takeover Statutes

Affiliated transactions statute

Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares (an “interested shareholder”) for a period of three years following the date that such person became an interested shareholder unless:

•
a majority (but not less than two) of disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. Our amended and restated articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, we are subject to this provision.

Control share acquisitions statute

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

Our amended and restated articles of incorporation provide that this second statutory provision does not apply to our company; therefore, we are not subject to this provision.

Limitation of Liability and Indemnification

Virginia law permits a corporation to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Our amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them because of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

Virginia law permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Our amended and restated articles of incorporation limit the liability of our directors to the maximum extent permitted by Virginia law.

This provision has no effect on any non-monetary remedies that may be available to us or our shareholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Registrar and Transfer Company.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in July 2006 to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), as representative of the initial purchasers. The initial purchasers resold the notes to purchasers they reasonably believed to be “qualified institutional buyers” in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The selling securityholders listed below and, to the extent permitted, their transferees, pledgees, donees, assignees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests, to which we collectively refer as the selling securityholders, may from time to time offer and sell any and all of the notes and the shares of common stock issuable upon conversion of the notes pursuant to this prospectus. Merrill Lynch has in the past and may in the future provide financial advisory and other services to us and our affiliates.

The following table and related footnotes shows information received by us on or prior to November 15, 2006, with respect to the selling securityholders and the principal amounts of notes and our common stock issuable upon conversion of the notes beneficially owned that may be offered under this prospectus. We prepared this table based on the information supplied to us by or on behalf of the selling securityholders named in the table.

The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon consummation of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. Unless set forth below, none of the selling securityholders has held any position or office or had any material relationship with us or our affiliates within the past three years. All of the notes were “restricted securities” under the Securities Act prior to this registration. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act.

Name(1)	Aggregate Principal Amount of Notes at Maturity that May be Sold	Shares of Common Stock Registered Hereby(2)	Shares of Common Stock Owned After Completion of the Offering
Atlas Master Fund, LTD	$1,426,350	41,479	—
Citadel Equity Fund Ltd.	20,000,000	581,606	—
CNH CA Master Account, L.P.	15,000,000	436,205	—
DBAG London	31,437,000	914,197	—
D.E. Shaw Valence Portfolios, L.L.C.	5,000,000	145,402	—
FGO Master Fund, Ltd.	1,160,000	33,733	—
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(3)	620,000	18,030	—	(5)
Fidelity Puritan Trust: Fidelity Balanced Fund(3)	9,130,000	265,503	—	(5)
Fore Convertible Master Fund, Ltd.	17,280,000	502,508	—
Fore Erisa Fund, Ltd.	1,903,000	55,340	—
Fore Multistrategy Master Fund, Ltd.	7,436,000	216,241	—
Highbridge International LLC	15,000,000	436,205	—
JNL/FMR Balanced Equity Fund(4)	70,000	2,036	—	(5)
Man Mac 1, Ltd.	6,221,000	180,909	—
Putnam Convertible Income - Growth Trust	3,500,000	101,781	—
Visium Balanced Fund, LP	5,163,210	150,148	—
Visium Balanced Offshore Fund, LTD	8,227,700	239,264	—
Variable Insurance Products Fund III: Balanced Portfolio(3)	180,000	5,234	—	(5)
Visium Long Bias Offshore Fund, LTD	3,682,740	107,095	—
_______________________________
(1) Information about other selling securityholders may be set forth in prospectus supplements, post-effective amendments, current reports on Form 8-K or quarterly reports on Form 10-Q, if required.
(2) Assumes conversion of all of the holder’s notes at a conversion rate of 29.0803 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustments as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3) The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares of common stock outstanding of New River as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund.
Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.
Each selling securityholder who is an affiliate of a broker-dealer has represented and warranted to New River that he acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of his purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. As such, they are not underwriters with the meaning of Section 2(11) of the Securities Act. We have advised each selling securityholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.
(4) Securities indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company (“FMTC”) serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.
Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the securities and sole power to vote or to direct the voting of the securities of owned by the institutional account(s) as reported above.
(5) We have been advised that the following entities own the following number of shares of common stock, not including the shares of common stock issuable upon conversion of the notes:

Name	Shares of Common Stock Owned Prior to the Offering	Percentage of Class(1)
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund	33,200	*
Fidelity Puritan Trust: Fidelity Balanced Fund	519,702	1.41%
JNL/FMR Balanced Equity Fund	3,999	*	%
Variable Insurance Products Fund III: Balanced Portfolio	10,400	*	%
Total	567,301	1.54%
* Less than 1%
(1) Based on 36,809,102 shares outstanding as of November 13, 2006.

PLAN OF DISTRIBUTION

We will not receive any proceeds from sales of any securities by the selling securityholders. The selling securityholders or their pledgees donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the securities from time to tune on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the securities by one or more of the following methods, including, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The selling securityholders may also transfer the securities by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the securities.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker- dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers ‘who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker- dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and purchasers of selling securityholders’ securities of securities, for who they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling securityholder may enter into hedging transactions with broker-dealers and the broker- dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market- making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

The securities offered hereby were originally issued to the selling securityholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling securityholders have sold all of the securities or such securities are transferred or cease to be outstanding or (ii) two years after the effective date of the registration statement. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Our common stock is quoted on the Nasdaq Global Market under the symbol “NRPH.” We do not intend to apply for the listing of the notes on any securities exchange, including the Nasdaq Global Market. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income and, in the case of non-U.S. holders (as defined below), certain material estate tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions currently in effect, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset (that is, for investment purposes). This summary does not address all aspects of U.S. federal income taxes and does not deal with tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•
tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•
tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	gift or, except as discussed below for non-U.S. holders, estate tax consequences, if any.

If a partnership (as determined for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, as determined for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Interest

Stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. holder purchases a note with “market discount,” which generally occurs when the purchase price for the note is less than the note's principal amount, the U.S. holder will be subject to special rules. Under a de minimis exception, however, those special rules will not apply if the amount of market discount does not exceed one quarter of one percent for each full year remaining until the maturity of the notes. If the special rules apply, any gain that a U.S. holder recognizes upon a sale or other disposition of the note generally will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount will accrue on a straight-line basis over the remaining term of the note, unless the U.S. holder elects to compute accrued market discount based on the economic yield of the note. If a U.S. holder holds a note with market discount, he or she might be required to recognize gain to the extent of accrued market discount even if the note is disposed of in a way, such as a gift, that would not normally result in the recognition of gain. Finally, if a U.S. holder’s purchase of a note is debt-financed, the U.S. holder generally will not be entitled to deduct interest expense allocable to accrued market discount until he or she recognizes the corresponding interest income. A U.S. holder may elect to include market discount in income as it accrues. If that election is made, all gain on a disposition of the note generally will be capital gain, and the rules deferring the deduction of interest on a related loan will not apply.

Acquisition Premium

If a U.S. holder purchases a note at a premium (that is, at a price that exceeds the note’s principal amount plus accrued interest), the U.S. holder generally may elect to amortize the premium as a reduction in interest income from the note, so that the interest income will reflect the holder’s economic yield on the note. The premium is not amortizable, however, to the extent that it is attributable to the value of the conversion privilege of the note. Once made, such an election is revocable only with the consent of the Internal Revenue Service (the “IRS”). The election applies to all bonds, other than bonds the interest on which is not taxable, a U.S. holder holds during or after the taxable year for which the election is made, including bonds acquired after that year. If a U.S. holder elects to amortize premium, the amortized premium will reduce the holder’s tax basis in the note.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders — Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less amounts attributable to accrued interest, including accrued but unrecognized market discount, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note (increased by the amount of the market discount, if any, previously included in income, and decreased by the amount of amortized premium, if any). Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses is subject to certain limitations.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the note in a taxable disposition (as described above under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization.  If a combination of cash and stock is received by you upon conversion of a note, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a “recapitalization” for such purposes. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, including accrued but unpaid market discount, which will be treated as such) over a U.S. holder’s tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest, including accrued but unpaid market discount). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives for the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, including accrued but unpaid market discount, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest, including accrued but unpaid market discount), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest , including accrued but unpaid market discount, would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption.  If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization for U.S. federal income tax purposes, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share). The common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest, including accrued but unpaid market discount. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion (except any common stock received with respect to accrued interest, including accrued but unpaid market discount) would include the holding period for the notes.

Distributions on Common Stock

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and possibly adjustments in connection with a fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described above under “Consequences to U.S. Holders — Distributions on Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received or the dividends received deduction. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Business Combination

In the event that we undergo a business combination as described under “Description of the Notes — Conversion Rights — Conversion Procedures,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the circumstances, such an adjustment might result in a deemed taxable exchange to a holder and a modified note might be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder, unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to make required certifications and provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that

•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•
(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax at a 30% rate (or lesser rate under an applicable income tax treaty).

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, as described under  “Consequences to U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. Holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders — Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

U.S. Federal Estate Tax

The estate of a non-U.S. holder will not be subject to U.S. federal estate tax on the notes beneficially owned by the non-U.S. holder at the time of his or her death provided that:

•
any interest payments to the non-U.S. holder on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described in “Consequences to Non-U.S. Holders — Interest,” without regard to the certification requirements described in the last bullet point; and

•
interest on the notes would not have been, if received at the time of the non-U.S. holder’s death, effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

The estate of a non-U.S. holder will be subject to U.S. federal estate tax on common stock beneficially owned by the non-U.S. holder at his or her death, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest or dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Interest” has been received (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S-related financial intermediaries, unless the statement described above has been received (and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes and the common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any Similar Laws) of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes and the common stock issuable upon conversion of the notes by an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the ERISA Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the ERISA Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including fiduciaries, of an ERISA Plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets of New River are deemed to include “plan assets” as described below, the acquisition and/or holding of notes and the common stock issuable upon conversion of the notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the common stock issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and the common stock issuable upon conversion of the notes should not be purchased or held by any person investing “plan assets” of any ERISA Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the notes would be characterized as debt rather than equity by the DOL or any other relevant authority, or under applicable local law, but in any event the common stock issuable under conversion of the notes would be characterized as equity. If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made, or other actions taken, by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

It is not anticipated that (i) the notes or the common stock issuable upon conversion of the notes will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investments in the notes or the common stock issuable upon conversion of the notes by benefit plan investors will be significant for purposes of the Plan Asset Regulations. It is anticipated that we will qualify as an operating company within the meaning of the Plan Asset Regulations, although no assurances can be given in this regard.

Representation

Accordingly, by its acceptance of a note (or any interest therein) or the common stock issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or any interest therein) or the common stock issuable upon conversion of the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) and the common stock issuable upon conversion of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and the common stock issuable upon conversion of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Troutman Sanders LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of New River Pharmaceuticals Inc. as of January 1, 2006 and January 2, 2005 and for each of the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2006 and effectiveness of internal control over financial reporting as of January 1, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information may be inspected and copies may be made at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference facilities. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, all of which are or will be include in SEC File No. 000-50857, until all of the securities offered by this prospectus are sold:

1.	our Annual Report on Form 10-K for the fiscal year ended January 1, 2006;

2.	our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006;

3.
our Current Reports on Form 8-K filed on January 23, 2006, January 27, 2006, February 7, 2006, June 19, 2006, June 20, 2006, June 26, 2006, June 30, 2006, July 13, 2006, July 19, 2006, July 27, 2006, August 29, 2006, September 12, 2006 and October 10, 2006; and

4.	the description of our common stock contained in our registration statement on Form 8-A, including any amendments filed for the purpose of updating that description.

Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent as statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

You may request a free copy of any and all of the information incorporated by reference herein that we file with the SEC by written or oral request at New River Pharmaceuticals Inc., 1881 Grove Avenue, Radford, Virginia 24141, Attention: Investor Relations, telephone (540) 633-7978. You may also access our reports and documents via the world wide web at http://www.nrpharma.com. Information on our website does not form a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The aggregate estimated expenses (other than the registration fee) to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$14,740
Trustee’s fees and expenses	$15,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$50,000
Printing and engraving	$10,000
Miscellaneous expenses	$260
Total	$105,000

All of the above figures, except the SEC registration fee, are estimates. The selling securityholders listed in the prospectus or any related prospectus supplement will not bear any of the expenses listed above.

Item 15.    Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Registrant’s amended and restated articles of incorporation provide for the indemnification of its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant’s amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Registrant has obtained insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Registrant’s amended and restated articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 16.    Exhibits

The following exhibits are filed herewith or incorporated by reference herein.

Exhibit Number	Description

3.1
Amended and Restated Articles of Incorporation of New River Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.1 to New River Pharmaceuticals Inc.’s Registration Statement on Form S-1 (Registration No. 333-115207))

3.2
Amended and Restated Bylaws of New River Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.2 to New River Pharmaceuticals Inc.’s Registration Statement on Form S-1 (Registration No. 333-115207))

4.1
Indenture, dated as of July 25, 2006, between New River Pharmaceuticals Inc. and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on July 27, 2006)

4.2	Form of Convertible Subordinated Notes (contained in Exhibit 4.1)

4.3
Registration Rights Agreement, dated as of July 25, 2006, between New River Pharmaceuticals Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed on July 27, 2006)

5.1	Opinion of Troutman Sanders LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of KPMG LLP

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of New River Pharmaceuticals Inc. (see Page II-5 of this Form S-3)

25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radford, Commonwealth of Virginia, on November 16, 2006.

NEW RIVER PHARMACEUTICALS INC.

By:	/s/ Randal J. Kirk
Randal J. Kirk Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Randal J. Kirk and Krish S. Krishnan, as his true and lawful attorney-in-fact and agent, with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 16, 2006.

Signature	Title

/s/ Randal J. Kirk	Chairman of the Board, President and Chief
Randal J. Kirk	Executive Officer (Principal Executive Officer)

/s/ Krish S. Krishnan	Chief Operating Officer, Chief Financial Officer,
Krish S. Krishnan	Secretary and Director (Principal Financial and Accounting Officer)

/s/ David S. Barlow	Director
David S. Barlow

/s/ Cesar L. Alvarez	Director
Cesar L. Alvarez

/s/ Larry D. Horner	Director
Larry D. Horner

/s/ Burton E. Sobel, M.D.	Director
Burton E. Sobel, M.D.

Exhibit Number	Description

3.1
Amended and Restated Articles of Incorporation of New River Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.1 to New River Pharmaceuticals Inc.’s Registration Statement on Form S-1 (Registration No. 333-115207))

3.2
Amended and Restated Bylaws of New River Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.2 to New River Pharmaceuticals Inc.’s Registration Statement on Form S-1 (Registration No. 333-115207))

4.1
Indenture, dated as of July 25, 2006, between New River Pharmaceuticals Inc. and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on July 27, 2006)

4.2	Form of Convertible Subordinated Notes (contained in Exhibit 4.1)

4.3
Registration Rights Agreement, dated as of July 25, 2006, between New River Pharmaceuticals Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed on July 27, 2006)

5.1	Opinion of Troutman Sanders LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of KPMG LLP

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of New River Pharmaceuticals Inc. (see Page II-5 of this Form S-3)

25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture